PICTET FUNDS

            RETAIL CLASS PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1

         WHEREAS, PICTET Funds, a Massachusetts business trust (the "Trust"), is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Trust is authorized to issue shares of beneficial interest with a par value per share of $0.001;

         WHEREAS, the Trust's shares of beneficial interest may be classified into series in which each series represents the entire undivided interests of a separate portfolio of assets;

         WHEREAS, each series may be divided into multiple classes, including the Retail Class;

         WHEREAS, a "Fund" shall mean a separate portfolio of assets of the Trust which has entered into this Rule 12b-1 Distribution Plan;

         WHEREAS, PFPC Distributors, Inc. (the "Distributor") serves as the principal underwriter and distributor of the shares of the Trust pursuant to a written distribution agreement ("Distribution Agreement") dated December 31, 2000, which Distribution Agreement has been duly approved by the Board of Trustees, in accordance with the requirements of the 1940 Act;

         WHEREAS, the Board of Trustees as a whole, including a majority of the Trustees who are not "interested persons" (as defined by the 1940 Act) and who have no direct or indirect financial interest in the operation of the Rule 12b-1 plan provided for herein (the "Plan") or any agreements related to the Plan, have determined, after review of all information and consideration of all pertinent facts reasonably necessary to an informed determination of whether the Plan should be implemented, in the exercise of reasonable business judgement and in light of their fiduciary duties, that there is a reasonable likelihood that the Plan will benefit a Fund and its Retail Class shareholders, and have accordingly approved the Plan by votes cast in person at a meeting called for the purpose of voting on the Plan.

         NOW, THEREFORE, in consideration of the foregoing, the Trust on behalf of each Fund that has a retail class of shares (the "Retail Class shares") hereby adopts the Plan in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

         1. The Trust will pay to the Distributor, as principal distributor of the shares, a distribution and service fee at the rate of 0.25% per year of the average daily net assets of the Retail Class of each Fund. The fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees shall determine. A Fund's obligation hereunder shall be limited to the assets of the Fund and its Retail Class and shall not constitute an obligation of the Fund except


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out of such assets and shall not constitute an obligation of any  shareholder of the Fund.

         2. The amounts set forth in paragraph 1 of the Plan shall be paid for the Distributor's services and expenses as the principal distributor of a Fund's Retail Class shares and shall be used by the Distributor to furnish, or cause or encourage others to furnish, services and incentives in connection with the promotion, offering and sale of the Fund's Retail Class shares, and where suitable and appropriate, the retention of the Fund's Retail Class shares by the Fund's shareholders, and in connection therewith may be spent by the Distributor, in its discretion, on, among other things, compensation to and expenses (including overhead and telephone expenses) of account executives or other employees of the Distributor or of other broker-dealers who engage in or support the distribution of the Fund's Retail Class shares; printing of prospectuses and reports for other than existing shareholders; advertising; preparation, printing and distribution of sales literature; and allowances to other broker-dealers.

         3. Each Fund is hereby authorized and directed on behalf of its Retail Class to enter into appropriate written agreements with the Distributor and each other person to whom a Fund intends to make any payment, and the Distributor is hereby authorized and directed to enter into appropriate written agreements with each person to whom the Distributor intends to make any payments in the nature of a payment. The foregoing requirement is not intended to apply to any agreement or arrangement with a party who does not have the purpose set forth in paragraph 2 above (such as the printer in the case of the printing of a prospectus or a newspaper in the case of an advertisement) unless the Board of Trustees determines that such an agreement or arrangement should be treated as a "related" agreement for purposes of Rule 12b-1 under the 1940 Act.

         4. The Plan shall not take effect until it has been approved by (i) a vote of at least "a majority vote of the outstanding voting securities" (as defined in the 1940 Act) of the Retail Ckass of a Fund, and (ii) a majority vote of both the Board of Trustees and a majority of the Trustees who are not "interested persons" of a Fund, by vote cast in person at a meeting called for the purpose of voting on the Plan.

         5. The Plan and any related agreements shall continue in effect for so long as such continuance is specifically approved at least annually by a majority of the Board and by a majority of the Trustees who are not "interested persons" of a Fund and have no direct or indirect financial interest in the operation of the Plan or any such agreement, by vote cast in person at a meeting called for the purpose of voting on the Plan.

         6. In each year that the Plan remains in effect, the officers, investment adviser or Distributor of each Fund, as appropriate, shall prepare and furnish to the Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report, complying with the requirements of Rule 12b-1 under the 1940 Act, of the amounts expended under the Plan and the purposes for which such Payments were made.

         7. The Plan may be terminated at any time by a majority vote of the Trustees who are not "interested persons" of a Fund, or by a "vote of a majority of the


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outstanding voting securities" (as defined in the 1940 Act) of the Retail
Class of the Fund, by vote cast in person at a meeting called for the purposes of voting on such termination. If this Plan is terminated with respect to a Fund, it shall still remain in effect with respect to each other Fund that has adopted the Plan.





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         8. This Plan may not be amended to  increase  materially  the amount of distribution expenses provided for in Paragraph 1 above unless such amendment is approved by the shareholders in the manner provided in Paragraph 4(i) above. No material amendment to the Plan shall be made unless approved by both the Board of Trustees and a majority of the Trustees who are not "interested persons" of the Fund in the manner provided in Paragraph 4(ii) above.

         9. To the extent any activity is covered by Paragraph 2 and is also an activity which the Trust may pay for on behalf of the Fund without regard to the existence or terms and conditions of a plan of distribution under Rule 12b-1 of the 1940 Act, the Plan shall not be construed to prevent or restrict the Trust from paying such amounts outside of the Plan and without limitation hereby and without such payments being included in calculation of payments subject to the limitation set forth in Paragraph 1.

         10. The Trust shall preserve copies of the Plan and any related agreements and all reports made pursuant to Paragraph 6 hereof, for a period of not less than six years from the date of the Plan, or the agreements or such reports, as the case may be, the first two years in an easily accessible place.

Adopted by the Board of Trustees on March 9, 2001.



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